Exhibit 23(ii)

Consent of Carlton Fields Jorden Burt, P.A.

[Carlton Fields Jorden Burt, P.A.]

December 2, 2014

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Transamerica Advisors Life Insurance Company

Group Fixed Contingent Annuity Contract

(“Contract”)

Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus describing the Contract contained in the Initial Filing to the Registration Statement on Form S-3 filed by Transamerica Advisors Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Carlton Fields Jorden Burt, P.A.

By:	/s/ Marvin C. Lunde III, Esq.
Marvin C. Lunde III, Esq.